ASSIGNMENT

         FOR VALUE RECEIVED, CHRISTENSON LEASING COMPANY, LLC hereby sells, assigns and transfers to the assignee set forth below all of the rights of the undersigned in and to the number of Warrant Shares (as defined in and evidenced by the foregoing Warrant) set opposite the name of such assignee below and in and to the foregoing Warrant with respect to said Warrant Shares:

NAME OF ASSIGNEE                  ADDRESS                       NUMBER OF SHARES

Destination Microfield, LLC       1055 NE 25th Ave., Ste. A     1,000,000
                                  Hillsboro, OR 97123

         If the total of said Warrant Shares shall not be all such shares which may be purchased pursuant to the foregoing Warrant, the undersigned requests that a new Warrant evidencing the right to purchase the balance of such shares be issued in the name of, and delivered to, the undersigned at the undersigned's address stated below.

         Dated as of October 1, 2004.

         Name of holder of Warrant:  CHRISTENSON LEASING COMPANY, LLC



         Address:  1631 NW Thurman, Ste. 400, Portland, OR 97209

         Signature: /s/ ROBERT JESENIK
                   ------------------------------------------
         Title:    CEO of JMW Capital Partners, Inc., Manager




























1 - ASSIGNMENT
PDX/112816/141153/DLH/1386747.1